                          AVERY DENNISON CORPORATION
                 COMPUTATION OF NET INCOME PER SHARE AMOUNTS
                   (In millions, except per share amounts)


                                                                          Quarter Ended
                                                              ---------------------------------------
                                                              March 29, 1997           March 30, 1996
                                                              --------------           --------------
(A)  Weighted average number of common shares outstanding            103.5                    105.8
     Additional common shares issuable under employee stock
            options using the treasury stock method                    3.3                      2.8
                                                                    ------                   ------
(B)  Weighted average number of common shares outstanding
       assuming the exercise of stock options                        106.8                    108.6
                                                                    ======                   ======
(C)  Net income applicable to common stock                          $ 48.2                   $ 40.0
                                                                    ======                   ======
Net income per share as reported (C / A)                            $ 0.47                   $ 0.38
                                                                    ======                   ======
Net income per share giving effect to the exercise of
      outstanding stock options (C / B)                             $ 0.45                   $ 0.37
                                                                    ======                   ======

                                  Exhibit 11